EXHIBIT 23.C

Consent of Chief Mining Engineer

I hereby consent to the reference to and use of my reserves evaluation report dated January 31, 2005 by Shell Canada Limited (the “Corporation”) in its annual report on Form 40-F and Annual Information Form, each dated March 10, 2005, with respect to the Corporation’s reserves data and related information for the year ended December 31, 2004.

/s/ Allen G. Vanderputten
Allen G. Vanderputten Chief Mining Engineer January 31, 2005